Exhibit 10.2

EMPLOYMENT AGREEMENT
This Employment Agreement (“Agreement”) is entered into effective as of August 12, 2022, by and between Trey Bosard (“Employee”) and Phoenix Oil, Inc. (the “Company”).
WHEREAS, the Company desires to employ Employee, and Employee desires to be employed by the Company, on the terms set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Employment Term. Subject to the terms and conditions set forth herein, the Company hereby agrees to employ Employee, and Employee hereby agrees to accept employment with the Company, to be effective on August 12, 2022 (the “Effective Date”). Employee’s employment with the Company shall continue, subject to earlier termination of such employment pursuant to the terms hereof, until the third anniversary of the Effective Date (the “Employment Term”).

2.Employment Duties.

(a)Employee shall be the President of the Company and shall perform such duties and responsibilities for the Company as are customarily associated with such position or as may be assigned to Employee by the President of GulfMark Energy, Inc. (the “President”) or an individual designated by the President (the “Designee”). Employee shall report to the President or the Designee. In addition to serving as the President of the Company, Employee agrees to serve without additional compensation, if elected or appointed thereto, in one or more offices of the Company or any of the Company’s Subsidiaries and/or affiliates. The Company may change Employee’s title in connection with any internal restructuring or as it deems necessary or appropriate from time to time.

(b)Employee will devote all of Employee’s business time, and Employee will devote his best efforts, to the performance of Employee’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board of Directors of the Company (the “Board”).

(c)Employee shall perform Employee’s duties primarily from the Company’s office in the greater Houston, Texas area, with the understanding that Employee’s position will include some travel, as well as time worked out of his home office.

3.Base Salary. During Employee’s employment hereunder, the Company shall pay Employee a base salary (“Base Salary”) at the annual rate of $130,000.00 payable in regular installments in accordance with the Company’s payment practices as in effect from time to time. Employee shall be entitled to such increases, but not decreases, in Base Salary, if any, as may be determined from time to time in the sole discretion of the Company.

4.Bonuses. With respect to each full calendar month and year of employment hereunder (with calendar month August 2022 and calendar year 2022 being prorated, as required), Employee shall be eligible to earn monthly bonus awards based on load counts, volume and margin, as described on Exhibit A, attached hereto and incorporated herein (the “Monthly Bonus”), and annual bonus awards offered to management employees of the Company (“Annual Bonuses” and, collectively with the Monthly Bonus, referred to herein as the “Bonuses”). The right to payment of any Monthly Bonus shall vest only if the Employee is employed by the Company as of the last day of the calendar month for which the bonus is to be paid. The right to payment of any Annual Bonus shall vest only if the Employee is employed by the Company as of December 31st of the calendar year for which the bonus is to be paid.

5.Benefits.    During the Employment Term, the Company shall provide the following fringe benefits to Employee:

(a)Employee shall be entitled during the Employment Term to participate in such employee benefit plans and programs that are maintained from time to time for management employees of the Company, to the extent that Employee’s position, tenure, compensation, age, health and other qualifications make Employee (and Employee’s spouse and dependents) (as the case may be) eligible to participate, including 401(k) plan, health insurance, short term disability and life insurance. The Company does not promise the adoption or continuance of any particular plan or program during the Employment Term, and Employee’s (and Employee’s spouse’s and dependents’) participation in any such plan or program shall be subject to the provisions, rules, regulations and laws applicable thereto.

(b)Employee shall be entitled to a $550.00/month vehicle allowance (with Employee being responsible for fuel, maintenance and insurance), plus 50% of the IRS mileage rate on all approved business miles driven by Employee.

(c)Employee shall be entitled to a $75/month cell phone allowance pursuant to the Company’s cell phone policy.

(d)Employee shall be entitled to take off such holidays as are observed by the Company from time to time and up to twenty-five (25) business days of paid discretionary time per year, to be taken at times mutually acceptable to Employee and the Company in accordance with the Company’s discretionary time policy as it may exist from time to time. Accrued discretionary time not used in a given year shall be forfeited and shall not be available for use in subsequent years. The Company will pay Employee, in a lump sum payment, accrued and unused discretionary time at the effective date of termination, not to exceed the maximum annual amount of discretionary time to which Employee is entitled.

(e)Common Stock of Adams Resources & Energy, Inc., a Delaware corporation and publicly traded on the NYSE American as “AE” having a deemed value of $500,000 (the per share value of which shall be the average closing price per share of Common Stock on the NYSE American (as reported by Bloomberg L.P.) for the twenty-one (21) business days immediately preceding the date that this Employment Agreements is entered into, and all of such Common Stock shall be granted and vest in accordance with the Common Stock Grant Agreement attached hereto and incorporated herein as Exhibit B and to be entered into by the parties effective as of August 12, 2022.

(f)Employee shall be eligible to participate in the Adams Resources & Energy, Inc. Amended and Restated 2018 Long-Term Incentive Plan (Amended and Restated as of February 23, 2022), as may be further amended from time to time, beginning January 1, 2023.

6.Expense Reimbursement. Employee shall be entitled to reimbursement for ordinary and reasonable out of pocket documented business expenses which Employee incurs in connection with performing Employee’s duties under this Agreement, including travel, lodging, and meal expenses in accordance with the Company’s travel and expense reimbursement policies applicable to other management employees of the Company as in effect from time to time and approved by the Company, provided, however, Employee must comply with such travel and expense reimbursement policies.

7.Termination of Employment. Employee’s employment with the Company:

(a)shall terminate upon Employee’s death, Employee becoming Permanently Disabled (as determined pursuant to Section 8(d) hereof), or expiration of the Employment Term and may be terminated at any time by Employee for any reason (or no reason), including, without limitation, without Good Reason, or by the Company, for any reason (or no reason), including, without limitation, without Cause. Any termination of Employee’s employment pursuant to the preceding sentence is referred to herein as an “Employee Termination”;

(b)shall terminate on the following date: (i) if terminated as a result of Employee’s resignation, on the date specified in a written notice delivered by Employee to the Company, the effective date of such resignation to be no less than 60 days from the date such notice is delivered to the Company (which notice period may be waived by the Company in its sole discretion); provided, that notwithstanding the foregoing, if Employee terminates his employment for Good Reason, such termination shall be effective on the date specified in a written notice delivered by Employee to the Company; (ii) if terminated as a result of death, on the date of death; (iii) if terminated as a result of Employee becoming Permanently Disabled, on the date as of which Employee is determined to be Permanently Disabled as defined in Section 8(d); (iv) if terminated by the Company, on the date specified in a written notice delivered by the Company to Employee, the effective date of such notice to be no less than 60 days from the date such notice is delivered to Employee; provided, that notwithstanding the foregoing, if the Company terminates Employee’s employment for Cause, such termination shall be effective on the date specified in a written notice delivered by the Company to Employee; and (v) on the expiration of the Employment Term.

8.Definitions. As used in this Agreement:

(a)“Cause” shall mean:

(i)Employee’s material violation of any written policy of the Company, but only if the Company provides the Employee with written notice of such violation, setting out in detail the alleged conduct constituting the violation and Employee fails to cure such violation after having a reasonable opportunity to do so, but no less than twenty (20) days after receipt of written notice;

(ii)Employee’s failure to obey the lawful and reasonably assigned orders of the President or the Designee;

(iii)Employee’s gross negligence or willful misconduct in the performance of, Employee’s material duties;

(iv)the breach of any of Employee’s obligations under this Agreement, but only if the Company provides the Employee with written notice of such breach, setting out in detail the alleged conduct constituting the breach and Employee fails to cure such breach after having a reasonable opportunity to do so, but no less than twenty (20) days after receipt of written notice;

(v)the breach of any of Employee’s obligations under the Purchase Agreement dated August 12, 2022 and entered into by and between GulfMark Asset Holdings, Inc., as the buyer (“GulfMark”), Firebird Bulk Carriers, Inc. and Phoenix Oil, Inc., as the companies, and Scott Bosard, Trey Bosard, and Tyler Bosard, as the sellers (the “Purchase Agreement”), but only if the Company provides the Employee with written notice of such breach, setting out in detail the alleged conduct constituting the breach and Employee fails to cure such breach after having a reasonable opportunity to do so, but no less than twenty (20) days after receipt of written notice;

(vi)the conviction of Employee of an act constituting financial dishonesty against the Company;

(vii)Employee’s indictment or other criminal charge for, or conviction of or entering a plea of guilty or nolo contendere to, a crime constituting a felony;

(viii)the issuance of a final consent decree or cease and desist against Employee by a regulatory agency relating to violations of any law or regulation governing the conduct of the business of the Company; or

(ix)the conviction of Employee or plea of nolo contendere to a felony or misdemeanor involving moral turpitude (other than a traffic violation) which is detrimental to the Company.

For the purposes of this definition, “Company” shall include the Company and any affiliate or Subsidiary of the Company with whom Employee holds a position at the request of the Company or the President or his designee.

(b)“Good Reason” shall mean:

(i)the breach of any of the Company’s obligations under this Agreement, but only if the Employee provides the Company with written notice of such breach, setting out in detail the alleged conduct constituting the breach and the Company fails to cure such breach after having a reasonable opportunity to do so, but no less than twenty (20) days after receipt of written notice;

(ii)the breach of any of Gulfmark’s obligations under the Purchase Agreement, but only if Employee provides Gulfmark with written notice of such breach, setting out in detail the alleged conduct constituting the breach and Gulfmark fails to cure such breach after having a reasonable opportunity to do so, but no less than twenty (20) days after receipt of written notice;

(iii)a reduction of the Employee’s Base Salary or benefits;

(iv)a diminution in the Employee’s title; or

(v) a material diminution in the nature or scope of Employee’s responsibilities.

(c)“Confidential Information” shall mean and include any information, data and know how relating to the business of the Company, the Company itself, or any affiliate or subsidiary of the Company with whom Employee holds a position at the request of the Company or the President or his designee that is disclosed to Employee by the Company or known by Employee as a result of Employee’s relationship with the Company and not within the public domain, including the following information: (i) technical information, such as formulas, patterns, devices, computer program source and object codes, compositions, inventions, processes, specifications, research, methods, techniques, software, or engineering or technical specifications, and any know-how relating to any of the foregoing, and methods of delivery, whether owned by the Company or utilized by the Company under license from a third party, in each case to the extent that such information is not known to the public; (ii) financial information, such as the Company’s earnings, assets, debts, cost-price information, product mark-ups, gross margins, fee structures, volumes of purchases or sales, or financial data or information that should not be disclosed to its customers or competitors, whether relating to the Company generally, or to particular services, geographic areas, or time periods; (iii) supply and service information, such as information concerning the equipment, services and goods utilized or purchased by the Company, terms of supply or service contracts, or of particular transactions, or related information about potential suppliers, to the extent that such information is not known to the public, and to the extent that the combination of suppliers or use of a particular supplier, though generally known or available, yields advantages to the Company and the details of which are not known; (iv) marketing information, such as details about ongoing or proposed marketing programs or agreements by or on behalf of the Company, marketing forecasts or results of marketing efforts or information about impending transactions; (v) personnel information, such as employees’, owner-operators’ and independent contractors’ personal or medical histories, compensation or other terms of employment, owner-operator agreements; and (vi) customer information, such as any compilation of past, existing or prospective customers, customer proposals or agreements between customers and the Company, status of customer accounts or credit, or related information about actual or prospective customers. The term “Confidential Information” does not include information that has become a part of the public domain by the act of one who has the right to disclose such information without violating any right of the Company or the customer to which such information pertains. Confidential Information that is specific as to techniques, methods, or the like shall not be deemed to be in the public domain merely because such information is embraced by more general disclosures in the public domain, and any combination of features shall not be deemed within the foregoing exception merely because individual features are in the public domain if the combination itself and its principles of operation are not in the public domain.

(d)“Permanently Disabled” shall mean (i) Employee becomes eligible to receive benefits under any disability plan paid for the Company on behalf of Employee or (ii) if by reason of injury or illness (including mental illness) Employee shall be unable to perform the essential functions of his position for 90 consecutive days or 120 days, whether or not consecutive, in a 12-month period.

(e)“Person” shall mean an individual, a partnership, a corporation, a limited liability company, an association or a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Authority.

(f)“Subsidiary” shall mean with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For the purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such partnership’s, limited liability company’s, association’s or other business entity’s gains or losses or shall be or control the managing director, managing member, general partner or other managing Person of such partnership, limited liability company, association or other business entity. The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

9.Payments by Virtue of Termination of Employment. Upon the occurrence of an Employee Termination:

(a)if an Employee Termination shall result from Employee’s employment being terminated by the Company without Cause or by Employee for Good Reason, Employee shall be entitled to:

(i)Employee’s unpaid and accrued Base Salary accrued to the effective date of such termination, payable in accordance with the Company’s regular payroll practices as in effect from time to time or earlier, to the extent required by law (“Accrued Salary”); plus

(ii)payment for accrued and unused discretionary time days accrued to the effective date of such termination (not to exceed the maximum annual amount of discretionary time to which Employee is entitled under Section 5(d)) in a lump sum payment on the next regularly scheduled payroll date of the Company following the effective date of such termination, or earlier, to the extent required by law (“Discretionary Time Pay”); plus

(iii)any unpaid expense reimbursement Employee is entitled to pursuant to Section 6 of this Agreement in a lump sum cash payment on the next regularly scheduled payroll date of the Company following the effective date of such termination, or earlier, to the extent required by law (“Expense Reimbursement”) (the amounts provided for under Subsections 9(a)(i), (ii), and (iii), together the “Accrued Amounts”); plus, subject to Section 10(a):

(iv)any Bonus for which the monthly and/or annual performance targets with respect to a calendar month and/or calendar year ending prior to the date of such termination are satisfied,

but for which the right to payment thereof has not vested in accordance with Section 4 on the date of an Employee Termination, shall be deemed vested and payable at the same time such payment would be made if Employee continued to be employed by the Company (“Accrued Bonus”); plus
(v)as severance pay (“Severance Pay”), Employee will receive his then Base Salary for the remaining period of the Employment Term, payable in lump sum 60 days after the effective date of Employee’s termination; plus

(vi)the Company will provide continued coverage under its health insurance plans to Employee for a period of 18 months after the effective date of Employee’s termination by paying an amount equal to the employer’s portion of premium contributions for active employees, with Employee paying the premium payments at the current applicable employee rate for such coverage; provided, however, if more than 18 months remain in the Employment Term, Employee will also receive the employer’s portion of the premium contribution for the number of months in excess of 18 remaining in the Employment Term, payable in lump sum 60 days after the effective date of Employee’s termination (collectively, the “Health Benefits Continuation”).

(b)if Employee’s employment terminates upon the expiration of the Employment Term, Employee shall be entitled to the Accrued Amounts plus, subject to Section 10(a) of this Agreement, Employee’s Accrued Bonus;

(c)if an Employee Termination shall result from (i) Employee’s death, or (ii) Employee becoming Permanently Disabled, Employee or Employee’s beneficiary, estate or personal representative (as the case may be) shall be entitled to the Accrued Amounts plus Employee’s Accrued Bonus;

(d)if an Employee Termination results from Employee’s resignation without Good Reason or Employee’s discharge for Cause, Employee shall be entitled only to the Accrued Amounts.

10.Release of Claims.

(a)All payments and benefits due to Employee under Sections 9(a) or 9(b), above, except for the Accrued Amounts, shall be expressly conditioned on, and shall be payable or continued only if, Employee (or, to the extent applicable, Employee’s personal representative) delivers to the Company and does not revoke within the Revocation Period (as defined therein) a general release of all claims substantially in the form attached hereto as Exhibit C (the “Release”); provided, that if necessary, such general release may be updated and revised by the Company to comply with applicable law to achieve its intent. Such general release shall be executed and delivered to the Company in accordance with Section 18(a) within 21 days following the effective date of an Employee Termination. Failure to timely execute and return such release or the revocation thereof shall be a waiver of Employee’s right, if any, to the Severance Pay, the Accrued Bonus, and the Health Benefits Continuation. In addition, the Company’s obligation in respect of the Severance Pay, the Accrued Bonus, and the Health Benefits Continuation shall be expressly conditioned upon Employee’s continuing compliance with the obligations under Sections 12, 13, 14, and 15 of this Agreement.

(b)Employee hereby acknowledges and agrees that, other than the payments described in Section 9, upon the effective date of any Employee Termination, Employee shall not be entitled to any other severance or payments of any kind under any Company benefit plan, severance policy generally available to the Company’s employees or otherwise and further, that the treatment of any equity awards granted by the Company to Employee shall be governed by the terms thereof.

(c)In the event that the Company gives Employee notice of a termination, or Employee gives the Company notice of his resignation, in any case to be effective at a date that is later than the date of the notice, the Company will have the option of dividing any notice period between working and non-working notice in any proportion it deems appropriate, as long as it continues to pay Employee’s Base Salary and permits Employee’s participation in its benefit plans (subject to Employee’s continued eligibility) during the notice period.

11.Resignation. Upon the effective date of any Employee Termination, Employee shall be deemed to have resigned, to the extent applicable, from any position held with the Company or any Subsidiary or affiliate of the Company. On or immediately following the effective date of any such Employee Termination, Employee shall confirm the foregoing by submitting to the Company written confirmation of Employee’s resignation(s).

12.Return of Company Property. Within (a) ten (10) days following the effective date of an Employee Termination for any reason other than death or Permanent Disability, or (b) a reasonable period of time following an Employee Termination due to death or Permanent Disability, Employee or Employee’s personal representative shall return all property of the Company in Employee’s possession, custody, or control, including, but not limited to, all Company-owned computer equipment (hardware and software), telephones, facsimile machines, tablet computer and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company and its Subsidiaries and affiliates, the Company’s customers or any prospective customers. Anything to the contrary notwithstanding, Employee shall be entitled to retain (i) personal papers and other materials of a personal nature; provided, that such papers or materials do not include Confidential Information, (ii) information showing Employee’s compensation or relating to reimbursement of expenses, and (iii) copies of plans, programs and agreements relating to Employee’s employment, or termination thereof, with the Company which Employee received in his capacity as a participant.

13.Non-Disparagement. From and after an Employee Termination, Employee shall not make any negative, disparaging, detrimental or derogatory remarks or statements (written, oral, telephonic, electronic, or by any other method) about the Company or any of its respective owners, partners, managers, directors, officers, employees or agents, including, without limitation, any remarks or statements that adversely affects (a) the conduct of the Company’s businesses or (b) the business reputation or relationships of the Company. From and after an Employee Termination, Company shall not make any negative, disparaging, detrimental or derogatory remarks or statements (written, oral, telephonic, electronic, or by any other method) about Employee including, without limitation, any remarks or statements that adversely affects the business or personal reputation of Employee.

14.Cooperation. From and after an Employee Termination, Employee shall provide Employee’s reasonable cooperation in connection with any legal action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Employee’s employment hereunder, provided, that the Company shall compensate Employee for his time at a rate of $200 per hour and shall reimburse Employee for Employee’s reasonable costs and expenses incurred in connection therewith, and such cooperation shall not unreasonably burden Employee or unreasonably interfere with any subsequent employment that Employee may undertake.

15.Confidentiality. Employee acknowledges that during the course of Employee’s employment with the Company, Employee has or will have access to and knowledge of Confidential Information and the release of such Confidential Information to unauthorized persons would be extremely detrimental to the Company. As a consequence, Employee hereby agrees and acknowledges that Employee owes a duty to the Company not to disclose, and agrees that without the prior written consent of the Company, at any time, either during or after the Employment Term, Employee will not communicate, publish or disclose, to any person anywhere or use, any Confidential Information, except as may be necessary or appropriate to conduct Employee’s duties hereunder, provided Employee is acting in good faith and in the best interest of the Company, or as may be required by law or judicial process. Employee will use Employee’s best efforts at all times to hold in confidence and to safeguard any Confidential Information from falling into the hands of any unauthorized person and, in particular, will not permit any Confidential Information to be read, duplicated or copied except as reasonably necessary to the conduct of the Company’s business.

16.Restrictive Covenants. Employee is subject to certain additional restrictive covenants as set forth in Section 4.04 of the Purchase Agreement, all of which are incorporated herein by reference.

17.Miscellaneous.

(a)Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, or (b) one business day after being sent by overnight courier, addressed to the parties at their respective addresses specified below:

if to the Company, to:

Phoenix Oil, Inc. Inc.
17 S. Briar Hollow Lane, Suite 200
Houston, TX 77027
Attention: Greg Mills, President of GulfMark Energy, Inc.

        with a copy to (which shall not constitute delivery of notice):

        Scopelitis, Garvin, Light, Hanson & Feary, P.C.
        10 W. Market Street, Suite 1400
        Indianapolis, IN 46204
        Attention: W. Todd Metzger

if to Employee, to:

Trey Bosard
[*******]
[*******]

        with a copy to (which shall not constitute delivery of notice):

        Morgan, Lewis & Bockius LLP
        1000 Louisiana Street, Suite 4000
        Houston, TX 77002-5005
        Attention: Jeff Dinerstein

Any party to this Agreement may change his or its address for notices by notice given pursuant to this Section 17(a).

(b)This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, executors, administrators, distributees, devisees, legatees, successors and, solely with respect to the Company, its assigns, including without limitation any successor in interest to the Company who acquires all or substantially all of the Company’s assets.

(c)In the event of any Employee Termination, Employee shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement and no such substitute employment or mitigation shall affect Employee’s right to receive severance and other benefits hereunder.

(d)Except as expressly set forth herein, this Agreement, together with any other agreement entered into between the Company and Employee on the date hereof, contains the entire agreement between the parties with respect to the subject matter hereof, and this Agreement supersedes all other agreements and drafts hereof, oral or written, between the parties hereto with respect to the subject matter hereof. No promises, statements, understandings, representations or warranties of any kind, whether oral or in writing, express or implied, have been made to Employee by any Person to induce Employee to enter into this Agreement other than the express terms set forth herein, and Employee is not relying upon any promises, statements, understandings, representations, or warranties other than those expressly set forth in this Agreement.
(e)No change or modification of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party charged with such waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, unless so provided in the waiver.

(f)If any provision of this Agreement (or portion thereof) shall, for any reason, be held invalid or unenforceable, such provision (or portion thereof) shall be ineffective only to the extent of such invalidity or unenforceability, and the remaining provisions of this Agreement (or portions thereof) shall nevertheless be valid, enforceable and of full force and effect. If any court of competent jurisdiction finds that any provision contained in this Agreement is invalid or unenforceable, then the parties hereto agree that such invalid or unenforceable provision shall be deemed modified so that it shall be valid and enforceable to the greatest extent permissible under law, and if such provision cannot be modified so as to make it enforceable or valid, such finding shall not affect the enforceability or validity of any of the other provisions contained herein.

(g)This Agreement may be executed in identical counterparts, both of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

(h)The section or paragraph headings or titles herein are for convenience of reference only and shall not be deemed a part of this Agreement. The parties have jointly participated in the drafting of this Agreement, and the rule of construction that a contract shall be construed against the drafter shall not be applied. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Agreement instead of just the provision in which they are found.

(i)Notwithstanding anything to the contrary in this Agreement:

(i)The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended or replaced, and the regulations and authoritative guidance promulgated thereunder to the extent applicable (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.
(ii)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six-month period measured from the date of such “separation from service” of Employee, and (B) the date of Employee’s death (either such period, the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 18(j)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii)With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (A) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (B) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year, provided, that this clause (B) shall not be violated with regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (C) such payments shall be made on or before the last day of Employee’s taxable year following the taxable year in which the expense occurred.

(iv)For purposes of Code Section 409A, Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(j)This Agreement and any and all claims arising out of, under, pursuant to, or in any way related to this Agreement, including but not limited to any and all claims (whether sounding in contract or tort) as to this Agreement’s scope, validity, enforcement, interpretation, construction, and effect shall be governed by the laws of the State of Texas (without regard to any conflict of laws rule which might result in the application of the laws of any other jurisdiction). Employee and Company also agree that any disputes shall be resolved exclusively in the state or federal courts located in Harris County, Texas to the exclusion of any other venue and Employee and Company consent to personal jurisdiction in the state or federal courts located in Harris County, Texas.

(k)The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(l)Sections 11, 12, 13, 14 and 15 shall continue and survive the expiration or early termination of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Firebird Bulk Carriers, Inc.

By:	/s/ Greg Mills
Greg Mills, Vice President

/s/ Trey Bosard
Trey Bosard
Employee

[Signature Page to Employment Agreement]

EXHIBIT A
MONTHLY BONUS DESCRIPTION

*	Based on volumes or sales for the prior month.
*	Calculations will vary according to margins
*	Special can be new projects that is recently started
*	Events are a one time purchase/sale that is irregular
*	Rail can be movements in Houston or BVL
*	Other sales are non-oil and non-rail

CATAGORIES FOR CALCULATION			Current Value

*	Fuel Oil		.25/bbl
*	Rail Sales (not through plant)		$2/bbl
*	Crude by Area:	East Tx	Formula
	{Monthly corrections happen}	GW	Formula
		CS	Formula
*	Special Projects		.10/gal
*	BVL Rail (service sales)		2%
*	BVL Oil Sales (may include rail purchases)		.08/gal
*	Events		.05/gal
*	Sales Other		% of gross income

EXHIBIT B
COMMON STOCK GRANT AGREEMENT

This Common Stock Grant Agreement (this “Agreement” and referenced as the Restricted Stock Award Agreement on the signature page hereof) is made as of the 12th day of August, 2022 (the “Grant Date”), between Adams Resources & Energy, Inc., a Delaware corporation (“Company”), and Trey Bosard, an individual resident of the state of Texas (“Employee”). Reference is made to that certain Employment Agreement by and between Employee and Phoenix Oil, Inc., an indirect subsidiary of the Company, dated as of even date as the Grant Date (the “Employment Agreement”). Unless the context otherwise requires, all terms that are not defined in this Agreement, but which are defined in the Employment Agreement shall have the same meaning given to them in the Employment Agreement when used herein.
1.Award. Pursuant to the Employment Agreement, as of the Grant Date, 15,259 Stock Units (the “Stock Units”) shall be granted to Employee as a matter of separate inducement and not in lieu of any salary or other compensation for Employee’s services, subject to the acceptance by Employee of the terms and conditions of this Agreement.
2.Stock Units. Employee hereby accepts the Stock Units when issued and agrees with respect thereto as follows:
(a)Payment and Determination of Value. Except as otherwise provided in Section 10 below, Company shall provide to the Employee one share of the Company’s common stock, $0.10 par value per share, for each Stock Unit on its scheduled delivery date as described in subparagraph (b) below. If any dividends are paid with respect to a share of the Company’s common stock during the period before delivery, an equivalent amount shall accrue and be held by the Company without interest until the Stock Units are delivered, at which time such amount shall be paid to the Employee.
(b)Delivery. Shares of the Company's common stock shall be delivered to Employee in respect of the Stock Units as follows:
(i)    on the first anniversary of the Grant Date, shares of the Company's common stock in respect of one-third of the aggregate number of the Stock Units shall be delivered to the Employee;
(ii)    on the second anniversary of the Grant Date, shares of the Company's common stock in respect of one-third of the aggregate number of the Stock Units shall be delivered to the Employee; and
(iii)    on the third anniversary of the Grant Date, shares of the Company's common stock in respect of one-third of the aggregate number of the Stock Units shall be delivered to the Employee.
3.Transfer Restrictions. The Stock Units may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or otherwise disposed of by Employee.
4.Shareholder Rights. Employee shall not have any of the rights of a shareholder of the Company with respect to the Stock Units.

5.Corporate Acts. The existence of the Stock Units shall not affect in any way the right or power of the Board of Directors of Company or the shareholders of Company to make or authorize any adjustment, recapitalization, reorganization or other change in Company’s capital structure or its business, any merger or consolidation of Company, any issue of debt or equity securities, the dissolution or liquidation of Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.
6.Withholding of Tax. To the extent that the receipt of the Stock Units results in compensation income to Employee for federal or state income tax purposes, the Employee may elect to either (i) deliver to Company at the time of such receipt, as the case may be, such amount of money as Company may require to meet its withholding obligation under applicable tax laws or regulations, or (ii) have Company withhold a portion of the shares of Company’s common stock distributable to Employee under this Agreement that does not exceed the amount of taxes to be withheld by reason of such resulting compensation income. If Employee does not make a timely election regarding the manner this tax withholding obligation will be satisfied, then Company shall withhold a portion of the shares of Company’s common stock distributable to Employee under this Agreement that does not exceed the amount of taxes to be withheld by reason of such resulting compensation income.
7.Employment Relationship. Nothing in this Agreement shall confer upon Employee the right to continued employment by Company or affect in any way the right of Company to terminate such employment at any time.
8.Notices. Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of Employee, such notices or communications shall be effectively delivered when hand delivered to Employee at his or her principal place of employment or when sent by a nationally recognized overnight courier to Employee at the last address Employee has filed with Company. In the case of Company, such notices or communications shall be effectively delivered when sent by a nationally recognized overnight courier to Company at its principal executive offices.
9.Entire Agreement; Amendment. This Agreement replaces and merges all previous agreements and discussions relating to the same or similar subject matters between Employee and Company and constitutes the entire agreement between Employee and Company with respect to the subject matter of this Agreement. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer, or representative of Company or by any written agreement unless signed by an officer of Company who is expressly authorized by Company to execute such document. In addition, if it is subsequently determined by Company, in its sole discretion, that the terms and conditions of this Agreement are not compliant with Code Section 409A (below defined), or any Treasury regulations or Internal Revenue Service guidance promulgated thereunder, this Agreement may be amended by Company accordingly.
10.Code Section 409A. If and to the extent any portion of any payment provided to Employee under this Agreement in connection with Employee’s separation from service (as defined in Section 409A of Internal Revenue Code of 1986, as amended (“Code Section 409A”) is determined to constitute “nonqualified deferred compensation” within the meaning of Code Section 409A and Employee is a “specified employee” as defined in Code Section 409A(a)(2)(B)(i), as determined by Company in accordance with the procedures separately adopted by Company for this purpose, by which determination Employee, as a condition to accepting benefits under this Agreement, agrees that he or she is bound, such portion of the shares of Company’s common stock to be delivered on a vesting date shall not be delivered before the earlier of (i) the day that is six months plus one day after the date of separation from service (as determined under Code Section 409A) or (ii) the tenth (10th) day after the date of the Employee’s death (as applicable, the “New Payment Date”). The shares that otherwise would have been delivered to Employee during the period between the date of separation from service and the New Payment Date shall be delivered to Employee on such New Payment Date, and any remaining shares will be delivered on their original schedule. Neither Company nor Employee shall have the right to accelerate or defer the delivery of any such shares except to the extent specifically permitted or required by Code Section 409A. This Agreement is intended to comply with the provisions of Code Section 409A and this Agreement shall, to the extent practicable, be construed in accordance therewith. Terms defined in this Agreement shall have the meanings given such terms under Code Section 409A if and to the extent required to comply with Code Section 409A. In any event, Company makes no representations or warranty and shall have no liability to Employee or any other person if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.

11.Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to Company and all persons lawfully claiming under Employee.
12.Law and Venue. This Agreement and any and all claims arising out of, under, pursuant to, or in any way related to this Agreement, including but not limited to any and all claims (whether sounding in contract or tort) as to this Agreement’s scope, validity, enforcement, interpretation, construction, and effect shall be governed by the laws of the state of Texas (without regard to any conflict of laws rule which might result in the application of the laws of any other jurisdiction). Employee and Company also agree that any disputes shall be resolved exclusively in the state or federal courts located in Harris County, Texas to the exclusion of any other venue and Employee and Company consent to personal jurisdiction in the state or federal courts located in Harris County, Texas.
13.Counterparts and Delivery. This Agreement may be executed in identical counterparts, both of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

14.Miscellaneous. In the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Employment Agreement, including any amendments or supplements thereto, the terms of this Agreement shall be controlling.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Employee has executed, agreed to, and accepted the terms of this Agreement, all as of the date first above written.

“Company”

Adams Resources & Energy, Inc.

By:	/s/ Kevin Roycraft
Kevin Roycraft
Chief Executive Officer and President

“Employee”

/s/ Trey Bosard
Trey Bosard

[Signature Page – Restricted Stock Award Agreement – Trey Bosard]

EXHIBIT C
RELEASE AGREEMENT

This Release Agreement (this “Agreement”) dated [●], 20[●], is made and entered into by and between Phoenix Oil, Inc. (the “Company”) and Trey Bosard (the “Former Employee”).

WHEREAS, the Company and the Former Employee previously entered into an Employment Agreement dated [●] [●], 2022 (the “Employment Agreement”);

WHEREAS, the Former Employee’s employment with the Company has terminated effective [●], 20[●]; and

WHEREAS, pursuant to Section 10 of the Employment Agreement, it is a condition precedent to the Company’s obligations to make certain payments under Section 9 of the Employment Agreement that Former Employee executes and delivers this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein and in the Employment Agreement, the sufficiency and receipt of which is hereby acknowledged, the Former Employee agrees as follows:

1.General Release and Waiver of Claims.

(a)Pursuant to Section 10(a) of the Employment Agreement and in consideration of the [●]1 (collectively, the “Severance Package”) to be provided to Former Employee by the Company, Former Employee hereby releases and forever discharges and holds the Company, subsidiaries of the Company, affiliates of the Company and each officer, director, employee, partner (general and limited), equity holder, member, manager, agent, subsidiary, affiliate, successor and assign and insurer of any of the foregoing (collectively, the “Releasees”) harmless from all claims or suits, of any nature whatsoever (whether known or unknown), being directly or indirectly related to Former Employee’s employment with the Company or the termination thereof, including, but not limited to, any claims for notice, pay in lieu of notice, wrongful dismissal, discrimination, harassment, severance pay, bonus, incentive compensation, interest, any claims relating to Former Employee’s service as an officer of the Company, through the date hereof.
(b)This release includes, but is not limited to, contract and tort claims, claims arising out of any legal restriction on the Company’s right to terminate its employees and claims or rights under federal, state, and local laws prohibiting employment discrimination, including, but not limited to, claims or rights under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991; the Equal Pay Act; the Age Discrimination in Employment Act of 1967 (“ADEA”), including the Older Workers Benefit Protection Act of 1990; the Americans with Disabilities Act; the Employee Retirement Income Security Act; the Worker Adjustment and Retraining Notification Act, and any other federal, state, or local law (statutory or decisional),

1 NTD: Specific items to be modified based on circumstances of termination and items given in consideration of release.

regulation or ordinance (if and to the extent applicable and as the same may be amended from time to time), or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Releasees; or any claim for wrongful discharge, breach of contract, negligence, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses (including attorneys’ fees incurred in these matters), which arose through the date Former Employee executes this Agreement.

(c)Former Employee acknowledges that the consideration given for this Agreement is in addition to anything of value to which Former Employee was already entitled.

(d)Former Employee acknowledges that because this Agreement contains a general release of all claims including under the ADEA, and is an important legal document, he has been advised to consult with legal counsel of his own choosing. Former Employee may take up to 21 days to decide whether to execute this Agreement, and he may revoke his signature by delivering or mailing a signed notice of revocation to the Company at its corporate offices within seven days after executing it.

(e)Notwithstanding the foregoing, this Agreement does not release (i) claims which cannot be lawfully released, (ii) claims with respect to the breach of any covenant to be performed by the Company pursuant to this Agreement or any other claims arising from actions or omissions occurring after the date of this Agreement, and (iii) rights of the Former Employee, if any, under any equity compensation program of the Company solely to the extent that such rights of the Former Employee, by their terms, survive the termination of the Former Employee’s employment with the Company in the circumstances under which such employment was actually terminated. Further, the release contained herein does not, and shall not be construed to, release or limit the scope of any existing obligation of the Company (A) to Former Employee and his eligible, participating dependents or beneficiaries with respect to any vested benefits under any existing group welfare (excluding severance), equity, or retirement plan of the Company in which Former Employee is a participant, or (B) with respect to payments required to be made under Section 9 of the Employment Agreement.

(f)Former Employee acknowledges that there is a risk that after signing this Agreement he may discover losses or claims that are released under this Agreement, but that are presently unknown to him. Former Employee assumes this risk and understands that this Agreement shall apply to any such losses and claims. Former Employee understands that this Agreement includes a full and final release covering all known and unknown, suspected or unsuspected injuries, debts, claims or damages which have arisen or may have arisen from any matters, acts, omissions or dealings released herein. Former Employee acknowledges that by accepting the Severance Package, he assumes and waives the risks that the facts and the law may be other than as he believes.

2.Nothing in this Agreement shall be construed to affect the independent right and responsibility of the Equal Employment Opportunity Commission (“EEOC”) to enforce the law; provided, however, Former Employee is barred from receiving any monetary damages in connection with any EEOC proceeding concerning matters covered by this Agreement to the fullest extent permitted by law.

3.This Agreement shall not be construed as an admission by any of the Releasees or the Former Employee of any violation of any federal, state, or local law.

4.Except for Former Employee’s covenants and obligations pursuant to Sections 11, 12, 13, 14 and 15 of the Employment Agreement and the covenants and obligations of the Company under Sections 5, 6, 9, 17, and 18 of the Employment Agreement (the “Surviving Sections”), the Employment Agreement is terminated effective as of the date of the termination of Former Employee’s employment, and except for the Surviving Sections, shall be of no further force and effect with no further liability or obligation of any party thereto thereunder. The Surviving Sections of the Employment Agreement survive termination of the Employment Agreement and remain in full force and effect according to their terms. Former Employee expressly and specifically acknowledges, ratifies, and reaffirms his obligations under the Surviving Sections of the Employment Agreement.

5.FORMER EMPLOYEE ACKNOWLEDGES THAT HE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY; THAT TO THE EXTENT HE HAS DESIRED, HE HAS AVAILED HIMSELF OF THAT RIGHT; THAT HE HAS CAREFULLY READ AND UNDERSTANDS ALL OF THE PROVISIONS OF THIS AGREEMENT; AND THAT HE IS KNOWINGLY AND VOLUNTARILY ENTERING INTO THIS AGREEMENT.

6.Miscellaneous

(a)Governing Law. This Agreement and any and all claims arising out of, under, pursuant to, or in any way related to this Agreement, including, but not limited to, any and all claims (whether sounding in contract or tort) as to this Agreement’s scope, validity, enforcement, interpretation, construction, and effect shall be governed by the laws of the State of Texas (without regard to any conflict of law rules which might result in the application of the laws of any other jurisdiction). Former Employee and Company also agree that all legal actions brought by either party under this Agreement shall be brought exclusively in a state or federal court located in Houston, Texas. Accordingly, Former Employee and Company consent to the personal jurisdiction of the state and federal courts located in Houston, Texas, to the exclusion of any other courts in any other counties, states, or countries. Former Employee and Company irrevocably waive any objections that they may now or hereafter have to the mandatory venue provision in this Section, and hereby waive any claim that any suit, action, or proceeding brought in any state or federal court in Houston, Texas has been brought in an inconvenient forum.

(b)Construction. There shall be no presumption that any ambiguity in this Agreement should be resolved in favor of one party hereto and against another party hereto. Any controversy concerning the construction of this Agreement shall be decided neutrally without regard to authorship.

(c)Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed will be deemed to be an original, and such counterparts will, when executed by the parties hereto, together constitute but one agreement. Facsimile and electronic signatures shall be deemed to be the equivalent of manually signed originals.

(d)Successors and Assigns. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective successors and permitted assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by Former Employee, other than by will or the laws of descent or distribution.

(e)Severability. All provisions of this Agreement are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding shall in no way affect the validity or enforceability of any other provision of this Agreement. The parties hereto further agree that any such invalid or unenforceable provision shall be deemed modified so that it shall be enforced to the greatest extent permissible under law, and to the extent that any court of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court may limit this Agreement to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Agreement as limited.

(f)Modification; Waiver. This Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Agreement will be deemed to have been waived except in writing by the party charged with waiver. A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

(g)Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof; and this Agreement supersedes all other agreements and drafts hereof, oral or written, between the parties hereto with respect to the subject matter hereof. No promises, statements, understandings, representations or warranties of any kind, whether oral or in writing, express or implied, have been made to Former Employee to induce Former Employee to enter into this Agreement other than the express terms set forth herein, and Former Employee is not relying upon any promises, statements, understandings, representations, or warranties other than those expressly set forth in this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

Phoenix Oil, Inc.

By:
Name:
Title:

_______________________________________________________________________________________________

Accepted and Agreed to:

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THE FOREGOING RELEASE AGREEMENT, THAT I UNDERSTAND ALL OF ITS TERMS, AND THAT I AM ENTERING INTO IT VOLUNTARILY. I FURTHER ACKNOWLEDGE THAT I AM AWARE OF MY RIGHTS TO REVIEW AND CONSIDER THIS RELEASE FOR 21 DAYS AND TO CONSULT WITH AN ATTORNEY ABOUT IT, AND STATE THAT BEFORE SIGNING THIS AGREEMENT, I HAVE EXERCISED THESE RIGHTS TO THE FULL EXTENT THAT I DESIRED. I ALSO UNDERSTAND THAT I MAY REVOKE MY SIGNATURE WITHIN SEVEN DAYS AFTER SIGNING.

Date:
Trey Bosard

[Signature Page to Release Agreement]